Southwest Georgia Financial Corporation                           SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251


News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

                            For Immediate Release

              Southwest Georgia Financial Corporation Announces
                    Earnings for the First Quarter of 2005

MOULTRIE, GEORGIA, April 26, 2005 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $1.008 million and earnings per diluted share of $.30 for the first quarter of 2005 compared with net income of $1.078 million and earnings per diluted share of $.34 for the first quarter of 2004. The lower earnings on a per share basis were due to the increase in the weighted average share count. In February 2004, the Company acquired First Bank Holding Company and its sole subsidiary, Sylvester Banking Company (SBC), for approximately $9.7 million with a combination of cash and stock.

DeWitt Drew, President and CEO commented, "While our overall performance for the first quarter of 2005 is relatively the same as the first quarter of last year, our return on average equity and return on average assets have increased steadily during the past three quarters as the initial costs of integrating our acquisition are behind us. We have had decent financial results since acquiring Sylvester Banking Company (SBC), but we are not yet satisfied. We believe there are efficiencies from the merger which have not yet been fully realized, and we plan to continue our efforts to expand our banking relationships in the Worth County market."

Return on average equity for the first quarter of 2005 was 10.18% compared with 12.16% for the same period in 2004 and compared with 9.21% for the fourth quarter of 2004. Return on average assets for the quarter was 1.32%, down 30 basis points from the same period in 2004, but up 12 basis points when compared with the last quarter of 2004.

Balance Sheet Trends and Asset Quality

At March 31, 2005, total assets grew to $301.3 million from $296.7 million last year. Total loans decreased to $100.9 million compared with $105.4 million at March 31, 2004 and increased $1.1 million from the end of the year. Deposits declined slightly to $225.2 million at the end of the first quarter of 2005, down $4.8 million from the same period in 2004 but increased $3.2 million from the end of the year due to normal fluctuations in core deposit levels.

The loan loss reserve to total loans remains around 2.4%, while nonperforming assets to total assets decreased to 0.24%, a 50 basis point improvement over last year. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $39.2 million as of March 31, 2005, down from $39.6 million reported March 31, 2004, primarily as a result of a decrease in the market value of investment securities available for sale. On a per share basis, book value at quarter end was $11.97, up from $11.91 compared with the same period in 2004. The Company has approximately 3.3 million shares of common stock outstanding.

Revenue

Net interest income for the first quarter of 2005 increased to $2.58 million compared with $2.47 million for the same period in 2004, due primarily to the Sylvester acquisition. The Company's net interest margin was 3.89% for the first quarter of 2005, down 41 basis points from the same period a year ago. Much of the decrease in the net interest margin can be attributed to two factors, the merger with SBC and leveraging transactions with the Federal Home Loan Bank. SBC's asset yields and net interest margin at merger date were more than 100 basis points lower than the Company's. The merger diluted net interest margin, but increased net interest income. During 2004, the Company borrowed $20 million long term from the Federal Home Loan Bank and purchased U.S. Agency bonds. The net spread on the leveraged transactions was 140 basis points, which dilutes net interest margin but increases net interest income.

Noninterest income, which continues to be about one-third of the Company's total revenue, was $1.751 million for the first quarter, down 1.5% from the same period in 2004. The largest contributor to noninterest income, mortgage banking services, was down $225 thousand, or 20%, from last year's first quarter. The decline is primarily related to the timing of loan closings on projects in the pipeline. Currently, the mortgage banking business has a strong pipeline of projects and continues to service a $577 million portfolio of non-recourse loans. Helping to offset the decline in mortgage banking services were increases in revenue from brokerage services, insurance services and other income.

Noninterest expense was relatively flat when compared with the first quarter of last year. Improvement in other noninterest expense was attributed primarily to the reduction in merger related expenses. All other major categories of noninterest expense had increases in the first quarter of 2005 when compared with the first quarter of 2004. However, year-to-date results in 2004 only included one month of SBC's operating costs compared with a full quarter's costs in 2005.

Mr. Drew continued, "The current economic picture for our area is very promising. Sanderson Farms, Inc. has selected Colquitt County for the site of a poultry processing plant which is expected to employee 1,500 people. This is significant in an area of our size and represents almost 9% growth in employment in our primary county of operation."

He added, "We have been challenged by lower yields on earning assets and now the challenge is to manage funding costs in a rising rate environment. Our continued focus on cost discipline and maintaining relationships that are sources of stable core deposits will be central to Southwest Georgia Financial Corporation's ability to continue to deliver value to its shareholders."

Dividends and Share Repurchases

During the first three months of 2005, the company paid regular $0.13 per share quarterly cash dividends. The dividend currently has a yield of approximately 2.3% at an annual dividend rate of $0.52 per share.

Through the first three months of 2005, the Company has repurchased 8,200 shares at an average price of $22.89 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 530,295 shares of its common stock at an average price of $14.00 per share. The price per share data and the numbers of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $301 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                              March 31,  December 31,  March 31,
                                                 2005        2004        2004
                                              ---------   ---------   ---------
ASSETS
Cash and due from banks                       $  11,173   $  13,367   $  11,474
Interest-bearing deposits with banks              6,430       5,967          75
Federal funds sold                                    0           0      17,174
Investment securities available for sale         55,520      56,852      59,007
Investment securities held to maturity          114,044     116,046      89,698
Loans, less unearned income and discount        100,888      99,915     105,448
   Allowance for loan losses                     (2,474)     (2,507)     (2,513)
      Net loans                                  98,414      97,408     102,935
Premises and equipment                            6,784       6,830       6,369
Foreclosed assets, net                                0          14         988
Intangible assets                                 3,083       3,206       3,638
Other assets                                      5,862       5,535       5,325
      Total assets                            $ 301,310   $ 305,225   $ 296,683

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                         $  34,305   $  36,399   $  35,014
  NOW accounts                                   59,466      52,914      51,641
  Money market                                   12,473      11,851      13,361
  Savings                                        29,052      28,081      27,756
  Certificates of deposit $100,000 and over      24,030      27,343      32,049
  Other time accounts                            65,857      65,900      70,181
      Total deposits                            225,183     222,488     230,002

  Federal funds purchased                             0           0           0
  Other borrowings                                3,000       8,000       5,000
  Long-term debt                                 30,457      30,517      13,632
  Accounts payable and accrued liabilities        3,515       4,776       8,447
      Total liabilities                         262,155     265,781     257,081
Shareholders' equity:
  Common stock - par value $1;  5,000,000
   shares authorized; 4,263,520 shares
   issued (*)                                     4,264       4,263       3,544
  Additional paid-in capital                     31,206      31,188      12,466
  Retained earnings                              13,209      12,627      30,272
  Accumulated other comprehensive income           (177)        525       1,290
      Total                                      48,502      48,603      47,572
Treasury stock - at cost (**)                    (9,347)     (9,159)     (7,970)
      Total shareholders' equity                 39,155      39,444      39,602
      Total liabilities and
       shareholders' equity                   $ 301,310   $ 305,225   $ 296,683

*  Common stock - shares outstanding          3,271,408   3,278,608   3,325,530
** Treasury stock - shares                      992,112     983,912     927,090

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited)
                 (Dollars in thousands except per share data)
                                                           For the Three Months
                                                              Ended March 31,
                                                              2005       2004
                                                           ---------  ---------
Interest income:
  Interest and fees on loans                               $   1,712  $   1,715
  Interest and dividend on securities available for sale         586        701
  Interest on securities held to maturity                      1,222        769
  Interest on federal funds sold                                   0         30
  Interest on deposits with banks                                 52         16
          Total interest income                                3,572      3,231

Interest expense:
  Interest on deposits                                           719        583
  Interest on federal funds purchased                              0          0
  Interest on other borrowings                                    20         60
  Interest on long-term debt                                     257        114
          Total interest expense                                 996        757
          Net interest income                                  2,576      2,474
Provision for loan losses                                         20          7
          Net income after provision for losses on loans       2,556      2,467

Noninterest income:
  Service charges on deposit accounts                            338        350
  Income from trust services                                      72         73
  Income from retail brokerage services                           59         56
  Income from insurance services                                 309        295
  Income from mortgage banking services                          872      1,097
  Net gain (loss) on the sale or abandonment of assets             3      (186)
  Net gain on the sale of securities                               0          3
  Other income                                                    98         90
          Total noninterest income                             1,751      1,778

Noninterest expense:
  Salary and employee benefits                                 1,759      1,614
  Occupancy expense                                              208        183
  Equipment expense                                              168        153
  Data processing expense                                        193        174
  Amortization of intangible assets                              123         95
  Other operating expense                                        599        840
          Total noninterest expense                            3,050      3,059

Income before income tax expense                               1,257      1,186
Provision for income taxes                                       249        108
          Net income                                       $   1,008  $   1,078

Net income per share, basic                                $    0.31  $    0.34
Net income per share, diluted                              $    0.30  $    0.34
Dividends paid per share, basic & diluted                  $    0.13  $    0.11

Basic weighted average shares outstanding                  3,275,464  3,150,775

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At March 31                                    2005           2004
                                            ---------      ---------
Assets                                      $ 301,310      $ 296,683
Loans, less unearned income & discount        100,888        105,448
Deposits                                      225,182        230,002
Shareholders' equity                           39,155         39,602
Book value per share                            11.97          11.91
Loan loss reserve/loans                          2.45%          2.38%
Nonperforming assets/total assets                0.24%          0.71%

                                            Three Months Ended March 31,
                                            ----------------------------
                                               2005           2004
                                            ---------      ---------
Net income                                  $   1,008      $   1,078
Earnings per share, basic                        0.31           0.34
Earnings per share, diluted                      0.30           0.34
Dividends paid per share, basic & diluted        0.13           0.11
Return on assets                                 1.32%          1.62%
Return on equity                                10.18%         12.16%
Net interest margin (tax equivalent)             3.89%          4.30%

-------------------------------------------------------------------------------

Quarterly                 1st Qtr    4th Qtr    3rd Qtr     2nd Qtr    1st Qtr
Averages                    2005       2004       2004        2004       2004
Assets                   $ 305,367  $ 301,868  $ 292,596  $  291,783  $ 265,964
Loans, less unearned
 income & discount          99,801    101,250    103,876     104,993     98,702
Deposits                   228,476    222,364    219,791     227,453    204,290
Equity                      39,595     39,374     38,903      38,994     35,439
Return on assets              1.32%      1.20%      1.12%       1.46%      1.62%
Return on equity             10.18%      9.21%      8.43%      10.89%     12.16%
Net income               $   1,008  $     906  $     819  $    1,062  $   1,078
Net income per
 share, basic            $    0.31  $    0.28  $    0.25  $     0.32  $    0.34
Net income per
 share, diluted          $    0.30  $    0.27  $    0.25  $     0.32  $    0.34
Dividends paid per
 share, basic
 & diluted               $    0.13  $    0.13  $    0.11  $     0.11  $    0.11